FOR IMMEDIATE RELEASE

                    TRI-COUNTY FINANCIAL CORPORATION DECLARES
                            A 3-FOR-2 STOCK SPLIT AND
                 ANNOUNCES APPROVAL OF STOCK REPURCHASE PROGRAM


WALDORF,  MARYLAND,  OCTOBER 25, 2004--Tri-County  Financial Corporation (OTCBB:
TCFC), the holding company for Community Bank of Tri-County, announced today that its Board of Directors declared a 3-for-2 stock split of its outstanding common stock, payable in the form of a 50% stock dividend. The stock split entitles each shareholder of record at the close of business on November 5, 2004 to receive one additional share for every two shares of common stock held on that date. Tri-County Financial will pay cash in lieu of issuing fractional shares based on the closing price on the record date, as adjusted for the split. The additional shares resulting from the split will be distributed by Tri-County Financial's transfer agent on or about December 1, 2004. Currently, Tri-County Financial has approximately 774,000 shares of common stock outstanding.

From November 5, 2004 through December 1, 2004, shares of Tri-County Financial will trade with due bills, which entitle those who buy the stock during this time to receive the 50% stock dividend.

In addition, Tri-County Financial's Board of Directors has approved the repurchase of up to 39,000 shares, or approximately 5% of Tri-County Financial's outstanding common stock. The program will commence after Tri-County Financial has filed its Form 10-Q for the quarterly period ended September 30, 2004. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be treated as authorized but unissued shares.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and seven branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall and Lexington Park, Maryland.

This report contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, loan demand in the Corporation's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which reflect management's analysis only as the date made. The Corporation does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.